UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 19, 2013

Date of Report (Date of earliest event reported)

Erickson Air-Crane Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

(Address of principal executive offices, including Zip Code)

(503) 505-5800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Erickson” refer to Erickson Air-Crane Incorporated and its subsidiaries on a consolidated basis.

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2013, the Company entered into a quota purchase agreement (the “Quota Agreement”) and an aircraft purchase agreement (the “Aircraft Agreement,” and together with the Quota Agreement and all related agreements, the “HRT Agreement”), with Air Amazonia Serviços Aeronáuticos Ltda. (“Air Amazonia”) and HRT Participações em Petróleo S.A. and certain of its affiliates (“HRT”). The transactions contemplated by the HRT Agreement are collectively referred to as the “Air Amazonia Acquisition.”

Pursuant to Quota Agreement, the Company agreed to purchase all of the stock capital of Air Amazonia for a purchase price of $6.0 million, subject to certain adjustments, plus certain additional amounts contingent on Air Amazonia’s future revenues. Pursuant to the Aircraft Agreement, the Company agreed to purchase six rotary-wing aircraft of varying types and mission capabilities from HRT for a purchase price of $17.0 million, plus an additional $3.0 million payable upon the earlier of our obtaining a Part 135 air operator regulatory approval for Air Amazonia from the Brazilian National Civil Aviation Agency or twelve months from closing of the Air Amazonia Acquisition. At the closing of the Air Amazonia Acquisition, Air Amazonia would enter into a one-year aerial services agreement (the “Aerial Services Agreement”) with HRT to provide ongoing aerial services for expected annual revenues of at least $29.0 million, which HRT may extend on annual basis for up to four years. Upon the closing of the Air Amazonia Acquisition, the Company would have a one-year right of first refusal to purchase any or all of HRT’s remaining seven aircraft. During the term of the aerial services agreement and the first two annual extensions, the Company would also have the right of first refusal on aerial services in Brazil from HRT and in the Solimoes region of Brazil from Rosneft Brasil E&P Ltda to support its onshore oil and gas operations, and HRT would not compete with business conducted by Air Amazonia.

The Air Amazonia Acquisition is subject to several conditions to closing, including delivery of Air Amazonia financial statements for the year ended December 31, 2012, approval of an aerial services agreement and a maintenance and other services agreement by certain third parties, transfer of various regulatory permits, the negotiation and execution of agreements regarding properties used in Air Amazonia’s business, an appraisal of the stock capital of Air Amazonia by an independent expert, certain third party consents, satisfactory inspections of the acquired aircraft, the parties’ agreement concerning transition services, completion of a reduction in force within Air Amazonia, corporate and shareholder approvals, and regulatory filings and registrations.

The descriptions of the Quota Agreement (including the Aerial Services Agreement attached as an exhibit thereto) and the Aircraft Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the full and complete terms of the Quota Agreement and the Aircraft Agreement, which are filed hereto as Exhibits 10.1 and 10.2.

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported, on March 7, 2013, the Company entered into a binding term sheet (the “HRT Term Sheet”) with Air Amazonia and HRT, pursuant to which the Company agreed to work in good faith towards establishing and executing definitive agreements and related documentation that would cause the Company to acquire (1) certain aircraft and other assets currently owned by entities controlled by HRT and (2) all of Air Amazonia’s capital stock, for aggregate consideration of up to $75.0 million (the “Prior Air Amazonia Transaction”). The Prior Air Amazonia Transaction has been restructured to reduce its size and scope, and the terms of the HRT Term Sheet have been superseded by the terms of the HRT Agreement. The information contained in Item 1.01 is incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013, the Company adopted the 2013 Retention Bonus Plan (the “Bonus Plan”), which was subject to approval by the Company’s stockholders. The Company’s stockholders approved the Bonus Plan by written consent on July 22, 2013. To assist in retaining mission critical personnel in ongoing integration efforts following the Company’s acquisition of Evergreen Helicopters, Inc., the Bonus Plan provides a means whereby full-time, exempt employees may be granted cash bonus awards. The aggregate amount of awards under the Bonus Plan may not exceed $2.0 million. The Bonus Plan is administered by the Compensation Committee (the “Plan Administrator”) of the Company’s Board of Directors (the “Board”), with the Company’s Chief Executive Officer (the “Executive Administrator,” and together with the Plan Administrator, the “Administrators”) providing day-to-day implementation, including approval of individual payouts other than to the Company’s executive management team. The Plan Administrator or the Board must approve the Bonus Plan or any material amendments thereto, the aggregate payouts under the Bonus Plan, and individual payouts under the Bonus Plan to the Company’s executive management team (including the timing or acceleration of any such payments). The Bonus Plan does not have a fixed expiration date. Generally, bonus awards under the Bonus Plan will be paid in equal quarterly installments over a one-year period, subject to adjustments in the timing of payment by the applicable Administrator in its sole discretion.

On July 22, 2013, the following executive officers received bonus awards pursuant to the Bonus Plan in the amounts set forth opposite their names (the “Executive Bonus Awards”):

Udo Reider	$160,000
Charles Ryan	$120,000
H.E. “Mac” McClaren	$80,000
Edward Rizzuti	$80,000

The description of the Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Bonus Plan, which is filed hereto as Exhibit 10.3.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Bonus Plan

On July 22, 2013, by written consent of the holders of a majority of the Company’s outstanding voting capital stock as of July 22, 2013, the Company’s stockholders approved the Bonus Plan, including the Executive Bonus Awards (the “Bonus Plan Approval”). The Bonus Plan Approval was approved by stockholders owning 5,602,970 shares of the Company’s common stock, or approximately 57.4% based on the 9,769,476 shares as of the Company’s common stock outstanding as of close of business on July 22, 2013. The Company plans to mail or deliver an information statement with respect to the Bonus Plan Approval to holders of record of the Company’s common stock as of the close of business on July 22, 2013.

Conversion of Preferred Stock

As previously reported, on May 2, 2013, the Company purchased 100% of the outstanding share capital of Evergreen Helicopters, Inc. from Evergreen International Aviation, Inc. for consideration that included 4,008,439 shares of the Company’s Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, par value $0.0001 per share (the “Preferred Stock”). The Preferred Stock is convertible, at the Company’s option, into an equal number of shares of the Company’s common stock, subject to the Company first obtaining stockholder approval of the issuance of shares of its common stock upon such conversion under Nasdaq Marketplace Rules.

On July 22, 2013, by written consent of the holders of a majority of the Company’s outstanding voting capital stock as of June 24, 2013, the Company’s stockholders approved the issuance of 4,008,439 shares of the Company’s common stock upon conversion of 4,008,439 shares of the Preferred Stock (the “Conversion Approval”). The Conversion Approval was approved by stockholders owning 5,602,970 shares of the Company’s common stock, or approximately 57.4% based on the 9,769,476 shares as of the Company’s common stock outstanding as of close of business on June 24, 2013. The Company plans to mail or deliver an information statement with respect to the Conversion Approval (the “Information Statement”) to holders of record of the Company’s common stock as of the close of business on June 24, 2013. The Conversion Approval becomes effective on the date that is 20 calendar days after the date the Company first mails or otherwise delivers the Information Statement to its stockholders.

Item 8.01 Other Events.

In connection with the Company’s $400.0 million offering of 8.25% Second Priority Senior Secured Notes due 2020 (the “Notes”), the Company previously reported that it intended to use a portion of the net proceeds from the Notes offering to finance the Prior Air Amazonia Transaction. Accordingly, pursuant to the terms of the Notes offering, the Company placed $45.0 million of the net proceeds of the Notes offering, plus interest on such principal amount to August 5, 2013, in escrow (the “Escrowed Amount”), to be released to the Company only if the Prior Air Amazonia Transaction is consummated on or prior to July 31, 2013; otherwise, the terms of the Notes offering provide that $45.0 million in aggregate principal amount of the Notes will be subject to a special mandatory redemption, on a pro rata basis, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date (the “Special Redemption”).

The Prior Air Amazonia Transaction as contemplated in the HRT Term Sheet has been restructured to reduce its size and scope, as provided in HRT Agreement. The Company now expects to fund the purchase price of the Air Amazonia Acquisition with its revolving credit facility. As a result, pursuant to the terms of the Notes offering, the Company does not expect to receive the Escrowed Amount and expects that the Escrowed Amount will be used to fund the Special Redemption within three business days following July 31, 2013.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Quota Agreement

10.2	Aircraft Agreement

10.3	Bonus Plan*

*	Denotes a compensatory plan, contract or arrangement, in which the Company’s directors and officers may participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERICKSON AIR-CRANE INCORPORATED

Dated: July 24, 2013	By:	/s/ Edward Rizzuti
Edward Rizzuti Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Quota Agreement

10.2	Aircraft Agreement

10.3	Bonus Plan